UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2015

Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 N. Ashley Drive, Tampa, Florida	33602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 274-1000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

New Credit Agreement

On May 12, 2015, Sykes Enterprises, Incorporated (“Sykes”), entered into a Credit Agreement with a group of lenders and KeyBank National Association, as Lead Arranger, Sole Book Runner, Administrative Agent, Swing Line Lender and Issuing Lender, a copy of which is attached to this Report as Exhibit 10.1. The Credit Agreement provides for a $440 million revolving credit facility.

The $440 million revolving credit facility provided under the Credit Agreement replaces Sykes’ previous $245 million senior revolving credit facility provided under the Credit Agreement among Sykes, the lenders named therein and KeyBank, as Lead Arranger, Sole Book Runner and Administrative Agent, dated May 3, 2012, as amended.

Set forth below is a summary of the material terms of the Credit Agreement. The summary is not complete and is subject to and qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated herein by reference to Exhibit 10.1.

Maturity

The revolving facility will mature on May 12, 2020.

Revolver Sub-Limits

The revolving facility includes a $200.0 million alternate-currency sub-facility, a $10 million swingline sub-facility and a $35 million letter of credit sub-facility.

Interest Rate

Borrowings under the $440 million facility will bear interest at either LIBOR or the base rate plus, in each case, an applicable margin based on Sykes’ leverage ratio. The applicable interest rate will be determined quarterly based on Sykes’ leverage ratio at such time. The base rate is a rate per annum equal to the greatest of (i) the rate of interest established by Key, from time to time, as its “prime rate”; (ii) the Federal Funds effective rate in effect from time to time, plus 1/2 of 1% per annum; and (iii) the then-applicable LIBOR rate for one month interest periods, plus 1.00%. Swing Line Loans will bear interest only at the base rate plus the base rate loan margin.

Borrowings are estimated to open at LIBOR plus 100.0 basis points with a 12.5 basis points commitment fee. Under the terms of the previous facility, borrowings incurred interest at LIBOR plus 112.5 basis points with a commitment fee of 17.5 basis points.

Interest Payments

For base rate borrowings, the interest payments are due quarterly. For LIBOR borrowings, the interest payments are due at the end of each LIBOR interest period, but in no case more than three months.

Fees

Sykes is required to pay certain customary fees, including a commitment fee which is due quarterly in arrears and calculated as a percentage of the daily unused amount of the revolving facility. The commitment fee percentage will be determined quarterly based on Sykes’ leverage ratio at such time.

Guarantees and Security

The $440 million facility is guaranteed by all of Sykes’ existing and future direct and indirect material U.S. subsidiaries and secured by a pledge of 100% of the non-voting and 65% of the voting capital stock of all the direct foreign subsidiaries of Sykes and the guarantors.

Other Terms and Conditions

The credit agreement contains usual and customary terms and conditions, including usual and customary conditions precedent for advances, affirmative covenants, negative covenants, financial reporting requirements, financial covenants, representations and warranties, indemnities, events of default and remedies, agency provisions, and other provisions customary for transactions of this type.

Among the negative covenants, the credit agreement includes restrictions on indebtedness, investments, liens, asset sales, affiliate transactions, and equity issuances by subsidiaries.

Among the financial covenants, the credit agreement provides that:

•	The leverage ratio cannot exceed 3.25 to 1, except for the four quarters immediately following an acquisition involving consideration equal to or greater than $50,000,000, when the maximum leverage ratio will be 3.75 to 1; and

•	The interest coverage ratio cannot be less than 3 to 1 at any time.

Item 1.02 Termination of a Material Definitive Agreement.

The $440 million revolving credit facility described in Item 1.01 above replaces Sykes’ previous senior revolving credit facility provided under the Credit Agreement among Sykes, the lenders named therein and KeyBank, as Lead Arranger, Sole Book Runner and Administrative Agent, dated May 3, 2012, as amended, which agreement was terminated simultaneous with entering into the new Credit Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibits are included with this Report:

Exhibit 10.1	Credit Agreement, dated May 12, 2015, between Sykes Enterprises, Incorporated, the lenders party thereto and KeyBank National Association, as Lead Arranger, Sole Book Runner, Administrative Agent, Swing Line Lender and Issuing Lender

SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED

By:	/s/ John Chapman
Executive Vice President and
Chief Financial Officer

Date: May 13, 2015